Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bio-Path Holdings, Inc.
Bellaire, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 2, 2018, relating to the consolidated financial statements of Bio-Path Holdings, Inc. (“Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Salt Lake City, Utah
December 27, 2018